SEC FILE NO. 70-7926










                 SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C.  20549







                      CERTIFICATE PURSUANT TO

                              RULE 24

                      OF PARTIAL COMPLETION OF

                            TRANSACTIONS












                GENERAL PUBLIC UTILITIES CORPORATION
                JERSEY CENTRAL POWER & LIGHT COMPANY
                    METROPOLITAN EDISON COMPANY
                   PENNSYLVANIA ELECTRIC COMPANY

                 SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549




           In the Matter of                  :
                                             :
 General Public Utilities Corporation        :
 Jersey Central Power & Light Company        :     Certificate
 Metropolitan Edison Company                 :     Pursuant     To
 Rule
 Pennsylvania Electric Company               :     24 Partial
                                             :     Completion of
                                             :     Transactions
           File No. 70-7926                  :
                                             :
 (Public Utility Holding Company Act of 1935):
                                             :


 To the Members of the Securities and Exchange Commission:

      The  undersigned,  General   Public  Utilities   Corporation

 ("GPU"),  Jersey   Central  Power  &   Light  Company  ("JCP&L"),

 Metropolitan Edison Company  ("Met-Ed") and Pennsylvania Electric

 Company  ("Penelec"),   collectively  referred  to  as  the  "GPU

 Companies",  do hereby certify pursuant to Rule 24 of the General

 Rules and  Regulations under  the Public Utility  Holding Company

 Act of 1935,  that certain  of the transactions  proposed in  the

 Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance  with the terms and conditions  of, and for the purposes requested  in, said Declaration and  pursuant to the Commission's  Order, dated  March 18, 1992,  and Supplemental

 Order, dated October 26, 1994,  with respect to said Declaration,

 as follows:

      1.  During  the period  July 1, 1995  through September  30,

 1995, the  GPU Companies issued no  promissory notes representing borrowings under the Credit Agreement, dated March 19, 1992, as amended by First Amendment, dated as of November 1, 1994, between the GPU  Companies, certain  banks parties thereto,  and Chemical

 Bank  and Citibank,  N.A.,  as Co-Agents,  and  Chemical Bank  as

 Administrative   Agent,  and   no  such   borrowings  were   thus

 outstanding thereunder at such date.

      2.  At the close of business on June 30, 1995, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

                   Company               Amount

                   JCP&L              $31,000,000
                   Met-Ed               7,900,000
                   Penelec             41,000,000


      3.  During  the period  July 1, 1995  through September  30,

 1995, JCP&L, Met-Ed,  and Penelec  issued and sold  (and paid  at maturity  where  such  commercial  paper  matured  on  or  before

 September 30,  1995)  unsecured  short-term  promissory  notes as commercial paper as follows:

 JCP&L

 Date of Issuance         Maturity Date             Amount

     09/01/95                09/21/95            $15,000,000
     09/01/95                09/13/95             14,300,000
     09/13/95                09/28/95              6,300,000
     09/15/95                10/10/95              9,500,000
     09/15/95                09/26/95              9,000,000
     09/21/95                09/22/95             10,300,000
     09/26/95                10/05/95              4,300,000
     09/27/95                09/28/95              6,400,000
     09/28/95                09/29/95              9,000,000
     09/29/95                10/02/95             10,000,000


 Met-Ed

 Date of Issuance         Maturity Date             Amount

     07/03/95                08/03/95            $15,500,000
     07/03/95                07/11/95              8,000,000
     07/05/95                07/06/95              3,100,000

     07/07/95                07/13/95              5,000,000
     07/10/95                07/14/95              2,000,000
     07/17/95                07/21/95              4,500,000
     08/01/95                08/09/95              9,500,000
 Met-Ed(continued)

 Date of Issuance         Maturity Date             Amount

     08/02/95                08/14/95            $10,600,000
     08/03/95                08/14/95             10,000,000
     08/03/95                08/04/95              3,400,000
     08/15/95                08/16/95              9,600,000
     08/16/95                08/17/95              9,600,000
     08/30/95                09/06/95             11,500,000
     08/31/95                09/11/95             10,600,000
     09/06/95                09/07/95             10,300,000


 Penelec

 Date of Issuance         Maturity Date             Amount

     07/03/95                07/18/95            $13,400,000
     07/05/95                07/26/95              5,200,000
     07/06/95                07/11/95              3,000,000
     07/07/95                07/11/95              1,900,000
     07/17/95                07/25/95              5,200,000
     07/26/95                07/28/95              7,300,000
     07/27/95                08/03/95              5,800,000
     07/28/95                08/04/95              4,500,000
     08/01/95                08/09/95              9,900,000
     08/03/95                08/08/95             12,100,000
     08/08/95                08/15/95             13,100,000
     08/09/95                08/23/95              9,300,000
     08/15/95                08/16/95             10,900,000
     08/16/95                08/17/95             11,100,000
     08/23/95                09/12/95              5,100,000
     08/30/95                09/06/95             22,300,000
     08/31/95                09/28/95             13,600,000
     08/31/95                09/14/95             10,000,000
     09/01/95                09/08/95             11,700,000
     09/06/95                09/18/95              8,200,000
     09/06/95                09/11/95             10,000,000
     09/06/95                09/07/95             10,000,000
     09/25/95                10/02/95              7,400,000
     09/25/95                09/26/95              1,000,000


      To summarize the above  transactions, at September 30, 1995,

 JCP&L, Met-Ed and  Penelec had  outstanding unsecured  short-term promissory notes issued as commercial paper as follows:


           Company                         Amount

           JCP&L                         $23,800,000
           Met-Ed                                  0
           Penelec                         7,400,000
      4.   At  the close  of business  on June  30, 1995,  the GPU

 Companies  had outstanding unsecured  short-term promissory notes representing  bank  borrowings  under  informal  bank  lines,  as follows:


           Company                         Amount

           GPU                           $ 99,600,000
           JCP&L                           64,900,000
           Met-Ed                           8,100,000
           Penelec                         15,600,000


      During the period July 1,  1995 through September 30,  1995,

 the GPU Companies issued unsecured  promissory notes representing bank borrowings under informal bank lines of credit as follows:

 GPU

 Issue
  Date    Bank                               Amount       Maturity

 07/10/95 Union Bank of Switzerland        $  9,800,000   10/10/95
 07/18/95 Merchants Nat'l Bank                  100,000   07/31/95
 07/27/95 Banca Popolare Di Milano           12,700,000   08/17/95
 07/27/95 First Fidelity Bank                 5,600,000   09/07/95
 07/27/95 Chase Manhattan Bank                1,900,000   07/31/95
 07/27/95 Morgan Guaranty Trust              15,000,000   08/24/95
 07/27/95 Chemical Bank of New Jersey        10,000,000   09/26/95
 07/31/95 Chemical Bank                       6,800,000   08/31/95
 08/07/95 Canadian Imperial Bank             14,900,000   09/22/95
 08/10/95 Bank of New York                      100,000   08/11/95
 08/11/95 Bank of New York                      100,000   08/14/95
 08/16/95 First Fidelity Bank, N.A.           5,000,000   10/16/95
 08/17/95 Banca Popolare Di Milano           12,700,000   09/12/95
 08/17/95 Merchants Nat'l Bank                  100,000   08/24/95
 08/24/95 First Fidelity Bank, N.A.           6,900,000   11/29/95
 08/24/95 United Jersey Bank, N.A.            8,300,000   11/29/95
 08/30/95 United Jersey Bank, N.A.            5,000,000   11/30/95
 08/30/95 Midlantic National Bank             6,800,000   09/29/95
 08/31/95 Union Bank of Switzerland             800,000   09/01/95
 08/31/95 Banca Popolare Di Milano            4,900,000   11/29/95
 08/31/95 Banca Popolare Di Milano            1,200,000   09/01/95
 09/01/95 Union Bank of Switzerland             600,000   10/10/95
 09/06/95 Merchants Nat'l Bank                  700,000   09/25/95
 09/07/95 First Fidelity Bank, N.A.           5,600,000   10/16/95
 09/11/95 Morgan Guaranty Trust               4,900,000   10/26/95

 09/12/95 First Fidelity Bank, N.A.           5,200,000   11/02/95
 09/12/95 Banca Popolare Di Milano           13,500,000   11/02/95
 09/22/95 Bank of Pennsylvania               12,000,000   01/05/96
 09/22/95 First Fidelity Bank, N.A.           3,000,000   12/20/95
 09/25/95 Union Bank of Switzerland           2,900,000   12/28/95

 Issue
  Date    Bank                               Amount       Maturity

 09/25/95 National Community Bank          $ 7,000,000    11/01/95
 09/26/95 Merchants Nat'l Bank                 100,000    10/16/95
 09/26/95 Chemical Bank New Jersey          10,000,000    11/01/95
 09/27/95 Mellon Bank, N.A.                  6,100,000    11/01/95
 09/29/95 Midlantic National Bank            6,800,000    11/01/95


 JCP&L

 Issue
  Date    Bank                               Amount       Maturity

 07/03/95 Citibank, N.A.                   $ 7,800,000    07/10/95
 07/05/95 Bank of New York                  12,200,000    07/06/95
 07/05/95 First Fidelity Bank, N.A.          1,100,000    07/06/95
 07/06/95 Citibank, N.A.                     7,200,000    07/25/95
 07/06/95 Chase Manhattan Bank              12,000,000    07/07/95
 07/07/95 Bank of New York                   5,600,000    07/10/95
 07/10/95 Bank of New York                   4,800,000    07/11/95
 07/12/95 Bank of New York                   3,600,000    07/13/95
 07/13/95 First Fidelity Bank, N.A.          5,400,000    07/14/95
 07/14/95 Chase Manhattan Bank               7,900,000    07/17/95
 07/19/95 First Fidelity Bank, N.A.            800,000    07/20/95
 07/19/95 First Fidelity Bank, N.A.          1,400,000    07/20/95
 07/20/95 First Fidelity Bank, N.A.          2,600,000    07/21/95
 07/21/95 Chase Manhattan Bank               9,200,000    07/24/95
 07/24/95 First Fidelity Bank, N.A.          2,600,000    07/25/95
 07/25/95 First Fidelity Bank, N.A.          4,900,000    07/26/95
 08/01/95 Morgan Guaranty Trust             12,300,000    08/09/95
 08/02/95 Chase Manhattan Bank               5,100,000    08/04/95
 08/03/95 Bank of New York                  16,900,000    08/04/95
 08/04/95 Bank of New York                  22,600,000    08/07/95
 08/07/95 Chase Manhattan Bank              12,900,000    08/08/95
 08/08/95 Bank of New York                  10,400,000    08/09/95
 08/09/95 Chase Manhattan Bank              16,300,000    08/10/95
 08/10/95 Bank of New York                  10,000,000    08/11/95
 08/11/95 Bank of New York                   4,400,000    08/14/95
 08/14/95 Bank of New York                   3,400,000    08/15/95
 08/15/95 First Fidelity Bank, N.A.          5,100,000    08/16/95
 08/15/95 United Jersey Bank, N.A.          12,000,000    08/24/95
 08/16/95 Chase Manhattan Bank               1,600,000    08/29/95
 08/17/95 First Fidelity Bank, N.A.          5,600,000    08/18/95
 08/18/95 Merchants Nat'l Bank                 200,000    08/21/95
 08/21/95 Merchants Nat'l Bank                 100,000    08/22/95
 08/21/95 First Fidelity Bank, N.A.          8,700,000    08/22/95
 08/22/95 First Fidelity Bank, N.A.          4,600,000    08/23/95
 08/24/95 First Fidelity Bank, N.A.          5,100,000    08/25/95
 08/30/95 First Fidelity Bank, N.A.          3,300,000    09/18/95
 08/30/95 Chase Manhattan Bank              14,200,000    09/11/95
 08/30/95 Citibank, N.A.                    15,000,000    09/18/95
 08/31/95 First Fidelity Bank, N.A.          9,300,000    09/06/95

 Issue
  Date    Bank                                Amount      Maturity
 08/31/95 Union Bank of Switzerland        $ 4,400,000    09/12/95
 09/01/95 First Fidelity Bank, N.A.         14,900,000    09/25/95
 09/05/95 Bank of New York                   7,500,000    09/06/95
 09/06/95 Bank of New York                  16,100,000    09/07/95
 09/07/95 Chase Manhattan Bank               8,600,000    09/14/95
 09/08/95 Mellon Bank, N.A.                  3,600,000    09/11/95
 09/11/95 Mellon Bank, N.A.                  8,600,000    09/12/95
 09/12/95 Chase Manhattan Bank               5,100,000    09/19/95
 09/14/95 First Fidelity Bank, N.A.          1,300,000    09/15/95
 09/18/95 Midlantic National Bank            3,200,000    09/20/95
 09/18/95 First Fidelity Bank, N.A.          3,000,000    09/20/95
 09/19/95 Merchants Nat'l Bank                 300,000    09/28/95
 09/20/95 First Fidelity Bank, N.A.          2,900,000    09/21/95
 09/20/95 Midlantic National Bank            2,200,000    09/27/95
 09/22/95 First Fidelity Bank, N.A.          4,800,000    09/25/95
 09/25/95 Chase Manhattan Bank              10,200,000    09/27/95
 09/29/95 First Fidelity Bank, N.A.         13,600,000    10/12/95


 Met-Ed

 Issue
  Date    Bank                               Amount       Maturity

 07/06/95 Chase Manhattan Bank             $ 1,100,000    07/07/95

 07/11/95 Bank of New York                   3,600,000    07/12/95

 07/12/95 Bank of New York                   1,700,000    07/13/95

 07/13/95 Bank of New York                   4,900,000    07/14/95

 07/14/95 First Fidelity Bank, N.A.          5,600,000    07/17/95

 07/14/95 Chase Manhattan Bank                 600,000    07/17/95

 07/18/95 First Fidelity Bank, N.A.            500,000    07/19/95

 07/21/95 First Fidelity Bank, N.A.          2,800,000    07/24/95

 07/24/95 Merchants Nat'l Bank                 400,000    07/25/95

 07/31/95 Citibank, N.A.                     3,500,000    08/07/95

 08/04/95 National Community Bank            2,100,000    08/07/95

 08/07/95 First Fidelity Bank, N.A.          1,500,000    08/08/95

 08/09/95 Bank of New York                   2,200,000    08/10/95

 08/09/95 Chase Manhattan Bank               5,500,000    08/10/95

 08/10/95 Bank of New York                   5,500,000    08/11/95

 08/11/95 Bank of New York                   2,400,000    08/14/95

 08/14/95 Citibank, N.A.                     8,300,000    08/22/95

 08/14/95 First Fidelity Bank, N.A.         10,300,000    08/15/95

 08/17/95 Chase Manhattan Bank               6,800,000    08/25/95

 08/17/95 First Fidelity Bank, N.A.          3,000,000    08/18/95

 08/18/95 First Fidelity Bank, N.A.          1,600,000    08/21/95

 08/22/95 First Fidelity Bank, N.A.          3,900,000    08/23/95

 08/23/95 First Fidelity Bank, N.A.          4,700,000    08/24/95

 08/24/95 First Fidelity Bank, N.A.          2,500,000    08/25/95

 08/25/95 Chase Manhattan Bank               9,300,000    08/28/95

 08/28/95 First Fidelity Bank, N.A.          1,800,000    08/29/95

 08/28/95 First Fidelity Bank, N.A.          4,200,000    08/29/95

 Issue
  Date    Bank                               Amount       Maturity

 08/29/95 First Fidelity Bank, N.A.        $ 3,100,000    08/30/95

 09/01/95 Bank of New York                   6,300,000    09/05/95

 09/05/95 Bank of New York                   1,900,000    09/06/95

 09/07/95 First Fidelity Bank, N.A.          9,600,000    09/08/95

 09/08/95 Mellon Bank, N.A.                  6,000,000    09/11/95

 09/11/95 Mellon Bank, N.A.                  9,700,000    09/12/95

 09/11/95 Midlantic National Bank            3,200,000    09/18/95

 09/12/95 Bank of New York                   6,700,000    09/13/95

 09/13/95 Bank of New York                   5,700,000    09/14/95

 09/14/95 Chase Manhattan Bank               3,600,000    09/19/95

 09/15/95 Bank of New York                   4,200,000    09/18/95

 09/18/95 Citibank, N.A.                     3,700,000    09/19/95

 09/19/95 Chase Manhattan Bank               6,600,000    09/21/95

 09/20/95 Midlantic National Bank            1,000,000    09/21/95

 09/20/95 First Fidelity Bank, N.A.          1,800,000    09/21/95

 09/21/95 First Fidelity Bank, N.A.          3,300,000    09/22/95

 09/21/95 First Fidelity Bank, N.A.          1,800,000    09/22/95

 09/22/95 Union Bank of Switzerland          3,000,000    09/25/95

 09/25/95 First Fidelity Bank, N.A.          1,000,000    09/26/95

 09/29/95 Mellon Bank, N.A.                  1,100,000    10/02/95



 Penelec

 Issue
  Date    Bank                               Amount       Maturity

 07/10/95 Bank of New York                 $ 7,500,000    07/11/95

 07/11/95 Bank of New York                   9,200,000    07/12/95

 07/12/95 Bank of New York                   9,200,000    07/13/95

 07/13/95 Bank of New York                   7,800,000    07/14/95

 07/14/95 Chase Manhattan Bank               7,600,000    07/17/95

 07/18/95 First Fidelity Bank, N.A.          5,100,000    07/19/95

 07/18/95 Bank of New York                   5,000,000    07/19/95

 07/19/95 Bank of New York                   4,100,000    07/20/95

 07/19/95 First Fidelity Bank, N.A.          4,800,000    07/20/95

 07/21/95 First Fidelity Bank, N.A.          2,500,000    07/24/95

 07/24/95 Merchants Nat'l Bank                 300,000    07/25/95

 07/25/95 Citibank, N.A.                     1,500,000    07/27/95

 07/31/95 Citibank, N.A.                     3,300,000    08/08/95

 08/02/95 Chase Manhattan Bank              10,200,000    08/10/95

 08/04/95 National Community Bank            3,200,000    08/07/95

 08/07/95 Chase Manhattan Bank               1,900,000    08/08/95

 08/10/95 Bank of New York                   8,300,000    08/11/95

 08/11/95 Bank of New York                   6,100,000    08/14/95

 08/14/95 Citibank, N.A.                     6,700,000    08/28/95

 08/14/95 Chase Manhattan Bank              11,700,000    08/21/95

 08/17/95 First Fidelity Bank, N.A.          3,000,000    08/18/95

 08/17/95 Chase Manhattan Bank               7,900,000    09/05/95

 08/18/95 Merchants Nat'l Bank                 700,000    08/21/95

 08/21/95 First Fidelity Bank, N.A.          1,000,000    08/22/95

 Issue
  Date    Bank                               Amount       Maturity

 08/22/95 First Fidelity Bank, N.A.        $   600,000    08/23/95

 08/23/95 First Fidelity Bank, N.A.          3,100,000    08/24/95

 08/24/95 First Fidelity Bank, N.A.          2,900,000    08/25/95

 08/25/95 First Fidelity Bank, N.A.          1,500,000    08/28/95

 08/28/95 First Fidelity Bank, N.A.          6,500,000    08/29/95

 08/29/95 First Fidelity Bank, N.A.          2,100,000    08/30/95

 08/29/95 First Fidelity Bank, N.A.          1,800,000    08/30/95

 09/05/95 Bank of New York                   3,300,000    09/06/95

 09/07/95 Morgan Guaranty Trust              8,600,000    09/19/95

 09/08/95 First Fidelity Bank, N.A.          6,600,000    09/20/95

 09/11/95 Chase Manhattan Bank               7,700,000    09/12/95

 09/12/95 Bank of New York                   6,200,000    09/13/95

 09/13/95 Chase Manhattan Bank               4,700,000    09/27/95

 09/14/95 Chase Manhattan Bank               8,400,000    09/21/95

 09/15/95 Morgan Guaranty Trust             13,300,000    10/03/95

 09/18/95 Citibank, N.A.                     4,700,000    09/19/95

 09/19/95 First Fidelity Bank, N.A.          3,500,000    09/20/95

 09/19/95 Bank of New York                   1,100,000    09/20/95

 09/19/95 Chase Manhattan Bank               5,300,000    09/26/95

 09/20/95 First Fidelity Bank, N.A.          3,500,000    09/21/95

 09/21/95 Chase Manhattan Bank               8,900,000    09/25/95

 09/21/95 Midlantic National Bank            1,000,000    09/22/95

 09/26/95 First Fidelity Bank, N.A.          2,600,000    10/03/95

 09/27/95 First Fidelity Bank, N.A.          4,700,000    10/04/95

 09/28/95 Chase Manhattan Bank              16,300,000    10/05/95

 09/29/95 Midlantic National Bank            3,200,000    10/06/95

 09/29/95 Mellon Bank, N.A.                  2,100,000    10/02/95



 Each  such unsecured  promissory  note bears  interest at  a rate

 (after  giving  effect  to   any  fees  or  compensating  balance

 requirements)  not  exceeding  125%  of the  greater  of  (A) the lending  bank's prime  rate for  commercial borrowings  in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%,

 as in effect at the date of borrowing.

      During  the period  of July  1, 1995  through September  30,

 1995, the  Companies repaid unsecured promissory  notes issued to banks, as follows:

 GPU

 Date      Bank                                 Amount

 07/10/95  Merchants Nat'l Bank               $   200,000
 07/10/95  Union Bank of Switzerland            9,900,000
 07/10/95  Merchants Nat'l Bank                   100,000
 07/27/95  Banca Popolare Di Milano            12,500,000
 07/31/95  Chase Manhattan Bank                 1,900,000
 07/31/95  Chemical Bank                        4,700,000
 07/31/95  Merchants Nat'l Bank                   100,000
 08/07/95  Canadian Imperial Bank              14,700,000
 08/11/95  Bank of New York                       100,000
 08/14/95  Bank of New York                       100,000
 08/16/95  First Fidelity Bank, N.A.            5,200,000
 08/17/95  Banca Popolare Di Milano            12,700,000
 08/24/95  Merchants Nat'l Bank                   100,000
 08/24/95  Morgan Guaranty Trust               15,000,000
 08/30/95  PNC Bank, N.A.                       7,200,000
 08/30/95  Banca Popolare Di Milano             4,100,000
 08/30/95  Banca Popolare Di Milano             2,000,000
 08/30/95  First Fidelity Bank, N.A.            1,500,000
 08/30/95  Union Bank of Switzerland            3,000,000
 08/30/95  Midlantic National Bank              6,800,000
 08/30/95  Union Bank of Switzerland            2,100,000
 08/31/95  Chemical Bank                        6,800,000
 09/01/95  Union Bank of Switzerland              800,000
 09/01/95  Banca Popolare Di Milano             1,200,000
 09/07/95  First Fidelity Bank, N.A.            5,600,000
 09/11/95  Midlantic National Bank              3,200,000
 09/11/95  First Fidelity Bank, N.A.            1,600,000
 09/12/95  First Fidelity Bank, N.A.            3,600,000
 09/12/95  Canadian Imperial Bank               2,200,000
 09/12/95  Banca Popolare Di Milano            12,700,000
 09/22/95  Canadian Imperial Bank              14,900,000
 09/25/95  Merchants Nat'l Bank                   700,000
 09/25/95  Banca Popolare Di Milano             1,200,000
 09/25/95  PNC Bank, N.A.                       7,800,000
 09/26/95  Chemical Bank of New Jersey         10,000,000
 09/27/95  Mellon Bank, N.A.                    6,000,000
 09/29/95  Midlantic National Bank              6,800,000


 JCP&L

 Date      Bank                                 Amount

 07/06/95  First Fidelity Bank, N.A.          $ 1,100,000
 07/06/95  Bank of New York                    12,200,000
 07/07/95  Chase Manhattan Bank                12,000,000
 07/10/95  Citibank, N.A.                       7,800,000
 07/10/95  Bank of New York                     5,600,000
 07/11/95  Bank of New York                     4,800,000
 07/12/95  Chase Manhattan Bank                 7,000,000
 07/13/95  Bank of New York                     3,600,000

 Date      Bank                                 Amount

 07/13/95  First Fidelity Bank, N.A.          $ 5,600,000
 07/14/95  First Fidelity Bank, N.A.            5,400,000
 07/17/95  Chase Manhattan Bank                 7,900,000
 07/18/95  Chemical Bank                        5,300,000
 07/20/95  First Fidelity Bank, N.A.              800,000
 07/20/95  First Fidelity Bank, N.A.            1,400,000
 07/21/95  First Fidelity Bank, N.A.            2,600,000
 07/24/95  Chase Manhattan Bank                 9,200,000
 07/25/95  Citibank, N.A.                       7,200,000
 07/25/95  First Fidelity Bank, N.A.            2,600,000
 07/26/95  First Fidelity Bank, N.A.            4,900,000
 08/04/95  Bank of New York                    16,900,000
 08/04/95  Chase Manhattan Bank                 5,100,000
 08/07/95  Bank of New York                    22,600,000
 08/08/95  Chase Manhattan Bank                12,900,000
 08/09/95  Morgan Guaranty Trust               12,300,000
 08/09/95  Bank of New York                    10,400,000
 08/10/95  Chase Manhattan Bank                16,300,000
 08/11/95  Bank of New York                    10,000,000
 08/14/95  Bank of New York                     4,400,000
 08/14/95  First Fidelity Bank, N.A.            8,800,000
 08/15/95  Bank of New York                     3,400,000
 08/15/95  United Jersey Bank, N.A.            15,000,000
 08/16/95  First Fidelity Bank, N.A.            5,100,000
 08/17/95  First Fidelity Bank, N.A.            2,300,000
 08/17/95  First Fidelity Bank, N.A.            8,500,000
 08/18/95  First Fidelity Bank, N.A.            5,600,000
 08/21/95  Merchants Nat'l Bank                   200,000
 08/21/95  First Fidelity Bank, N.A.           12,400,000
 08/22/95  First Fidelity Bank, N.A.            8,700,000
 08/22/95  Merchants Nat'l Bank                   100,000
 08/23/95  First Fidelity Bank, N.A.            4,600,000
 08/24/95  United Jersey Bank, N.A.            12,000,000
 08/25/95  First Fidelity Bank, N.A.            5,100,000
 08/29/95  Chase Manhattan Bank                 1,600,000
 09/06/95  First Fidelity Bank, N.A.            9,300,000
 09/06/95  Bank of New York                     7,500,000
 09/07/95  Bank of New York                    16,100,000
 09/11/95  Chase Manhattan Bank                14,200,000
 09/11/95  Mellon Bank, N.A.                    3,600,000
 09/12/95  Union Bank of Switzerland            4,400,000
 09/12/95  Mellon Bank, N.A.                    8,600,000
 09/14/95  Chase Manhattan Bank                 8,600,000
 09/15/95  First Fidelity Bank, N.A.            1,300,000
 09/18/95  First Fidelity Bank, N.A.            3,300,000
 09/18/95  Citibank, N.A.                      15,000,000
 09/19/95  Chase Manhattan Bank                 5,100,000
 09/20/95  First Fidelity Bank, N.A.            3,000,000
 09/20/95  Midlantic National Bank              3,200,000
 09/21/95  First Fidelity Bank, N.A.            2,900,000
 09/25/95  First Fidelity Bank, N.A.            4,800,000

 Date      Bank                                 Amount

 09/25/95  First Fidelity Bank, N.A.          $14,900,000
 09/27/95  Chase Manhattan Bank                10,200,000
 09/27/95  Midlantic National Bank              2,200,000
 09/28/95  Merchants Nat'l Bank                   300,000


 Met-Ed

 Date      Bank                                 Amount

 07/07/95  Bank of Pennsylvania               $ 4,200,000
 07/07/95  Chase Manhattan Bank                 1,100,000
 07/10/95  Chase Manhattan Bank                 3,900,000
 07/12/95  Bank of New York                     3,600,000
 07/13/95  Bank of New York                     1,700,000
 07/14/95  Bank of New York                     4,900,000
 07/17/95  First Fidelity Bank, N.A.            5,600,000
 07/17/95  Chase Manhattan Bank                   600,000
 07/19/95  First Fidelity Bank, N.A.              500,000
 07/24/95  First Fidelity Bank, N.A.            2,800,000
 07/25/95  Merchants Nat'l Bank                   400,000
 08/07/95  Citibank, N.A.                       3,500,000
 08/07/95  National Community Bank              2,100,000
 08/08/95  First Fidelity Bank, N.A.            1,500,000
 08/10/95  Bank of New York                     2,200,000
 08/10/95  Chase Manhattan Bank                 5,500,000
 08/11/95  Bank of New York                     5,500,000
 08/14/95  Bank of New York                     2,400,000
 08/15/95  First Fidelity Bank, N.A.           10,300,000
 08/18/95  First Fidelity Bank, N.A.            3,000,000
 08/21/95  First Fidelity Bank, N.A.            1,600,000
 08/22/95  Citibank, N.A.                       8,300,000
 08/23/95  First Fidelity Bank, N.A.            3,900,000
 08/24/95  First Fidelity Bank, N.A.            4,700,000
 08/25/95  Chase Manhattan Bank                 6,800,000
 08/25/95  First Fidelity Bank, N.A.            2,500,000
 08/28/95  Chase Manhattan Bank                 9,300,000
 08/29/95  First Fidelity Bank, N.A.            1,800,000
 08/29/95  First Fidelity Bank, N.A.            4,200,000
 08/30/95  First Fidelity Bank, N.A.            3,100,000
 09/05/95  Bank of New York                     6,300,000
 09/06/95  Bank of New York                     1,900,000
 09/08/95  First Fidelity Bank, N.A.            9,600,000
 09/11/95  Mellon Bank, N.A.                    6,000,000
 09/12/95  Mellon Bank, N.A.                    9,700,000
 09/13/95  Bank of New York                     6,700,000
 09/14/95  Bank of New York                     5,700,000
 09/18/95  Bank of New York                     4,200,000
 09/18/95  Midlantic National Bank              3,200,000
 09/19/95  Chase Manhattan Bank                 3,600,000
 09/19/95  Citibank, N.A.                       3,700,000
 09/21/95  Chase Manhattan Bank                 6,600,000

 Date      Bank                                 Amount

 09/21/95  First Fidelity Bank, N.A.          $ 1,800,000
 09/21/95  Midlantic National Bank              1,000,000
 09/22/95  First Fidelity Bank, N.A.            1,800,000
 09/22/95  First Fidelity Bank, N.A.            3,300,000
 09/25/95  Union Bank of Switzerland            3,000,000
 09/26/95  First Fidelity Bank, N.A.            1,000,000


 Penelec

 Date      Bank                                 Amount

 07/05/95  Bank of Pennsylvania               $ 7,000,000
 07/06/95  Citibank, N.A.                       5,600,000
 07/07/95  Chase Manhattan Bank                 3,000,000
 07/11/95  Bank of New York                     7,500,000
 07/12/95  Bank of New York                     9,200,000
 07/13/95  Bank of New York                     9,200,000
 07/14/95  Bank of New York                     7,800,000
 07/17/95  Chase Manhattan Bank                 7,600,000
 07/19/95  First Fidelity Bank, N.A.            5,100,000
 07/19/95  Bank of New York                     5,000,000
 07/20/95  Bank of New York                     4,100,000
 07/20/95  First Fidelity Bank, N.A.            4,800,000
 07/24/95  First Fidelity Bank, N.A.            2,500,000
 07/25/95  Merchants Nat'l Bank                   300,000
 07/27/95  Citibank, N.A.                       1,500,000
 08/07/95  National Community Bank              3,200,000
 08/08/95  Chase Manhattan Bank                 1,900,000
 08/08/95  Citibank, N.A.                       3,300,000
 08/10/95  Chase Manhattan Bank                10,200,000
 08/11/95  Bank of New York                     8,300,000
 08/14/95  Bank of New York                     6,100,000
 08/18/95  First Fidelity Bank, N.A.            3,000,000
 08/21/95  Merchants Nat'l Bank                   700,000
 08/21/95  Chase Manhattan Bank                11,700,000
 08/22/95  First Fidelity Bank, N.A.            1,000,000
 08/23/95  First Fidelity Bank, N.A.              600,000
 08/24/95  First Fidelity Bank, N.A.            3,100,000
 08/25/95  First Fidelity Bank, N.A.            2,900,000
 08/28/95  Citibank, N.A.                       6,700,000
 08/28/95  First Fidelity Bank, N.A.            1,500,000
 08/29/95  First Fidelity Bank, N.A.            6,500,000
 08/30/95  First Fidelity Bank, N.A.            1,800,000
 08/30/95  First Fidelity Bank, N.A.            2,100,000
 09/05/95  Chase Manhattan Bank                 7,900,000
 09/06/95  Bank of New York                     3,300,000
 09/12/95  Chase Manhattan Bank                 7,700,000
 09/13/95  Bank of New York                     6,200,000
 09/19/95  Citibank, N.A.                       4,700,000
 09/19/95  Morgan Guaranty Trust                8,600,000
 09/20/95  First Fidelity Bank, N.A.            6,600,000

 Date      Bank                                 Amount

 09/20/95  First Fidelity Bank, N.A.          $ 3,500,000
 09/20/95  Bank of New York                     1,100,000
 09/21/95  Chase Manhattan Bank                 8,400,000
 09/21/95  First Fidelity Bank, N.A.            3,500,000
 09/22/95  Midlantic National Bank              1,000,000
 09/25/95  Chase Manhattan Bank                 8,900,000
 09/26/95  Chase Manhattan Bank                 5,300,000
 09/27/95  Chase Manhattan Bank                 4,700,000

      To summarize the above  transactions, at September 30, 1995,

 the  GPU Companies  had  outstanding  unsecured promissory  notes pursuant to informal bank lines of credit as follows:

           GPU                                  $117,600,000
           JCP&L                                  13,600,000
           Met-Ed                                  1,100,000
           Penelec                                42,200,000






































                                      SIGNATURE

                   PURSUANT  TO  THE  REQUIREMENTS  OF  THE  PUBLIC UTILITY

          HOLDING COMPANY ACT OF 1935, THE  UNDERSIGNED COMPANIES HAVE DULY

          CAUSED  THIS  STATEMENT  TO BE  SIGNED  ON  THEIR  BEHALF BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                     GENERAL PUBLIC UTILITIES CORPORATION
                                     JERSEY CENTRAL POWER & LIGHT COMPANY
                                     METROPOLITAN EDISON COMPANY
                                     PENNSYLVANIA ELECTRIC COMPANY



                                     By: /s/ T. G. Howson
                                        T. G. Howson
                                        Vice President and Treasurer


          Date:  October 6, 1995